Exhibit 99.1

GSI Group Inc. Announces Robert Buckley to Become Chief Financial Officer

BEDFORD, Mass., February 11, 2011 – GSI Group Inc. (Pink Sheets: LASR.PK), a leading supplier of precision technology to the global medical, electronics, and industrial markets and semiconductor systems, announced today that Robert Buckley has agreed to join the company as Chief Financial Officer. After a brief transition period, during which he will serve in an advisory capacity, Mr. Buckley will become GSI’s Chief Financial Officer by early April 2011. Mr. Buckley will succeed Glenn Davis, who has served as the Company’s principal financial officer since April 2010. In his capacity as Chief Financial Officer, Mr. Buckley will provide direction for all financial matters related to GSI.

“I am delighted that Robert will join my team as Chief Financial Officer,” said John Roush, GSI Group’s Chief Executive Officer. “I have known Robert for over 10 years, and worked very closely with him during my time at PerkinElmer. I am very happy to have him join the GSI team and help to lead the company forward in the coming years. I would also like to thank Glenn Davis for his dedication and contributions to GSI during the past two years. Glenn successfully steered the Company’s financial reporting through a very difficult period. We are grateful for his efforts,” added Mr. Roush.

Mr. Buckley joins GSI after a successful 10-year career with PerkinElmer, Inc., where he served in several financial positions of increasing responsibility. In 2005, he was named chief financial officer and controller of PerkinElmer’s operations in Asia; and most recently served as vice president and chief financial officer of PerkinElmer’s $1 billion Environmental Health business. Prior to joining PerkinElmer, Mr. Buckley held several management positions with Honeywell International, Inc. and was an advisor at Georgeson & Company, Inc. Mr. Buckley holds a Bachelor of Arts degree in finance from Manhattanville College and a Master of Business Administration from University of California, Los Angeles (UCLA) Anderson School of Management.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are quoted on Pink OTC Markets Inc. (LASR.PK).

More information about GSI is available on the company’s website at www.gsig.com.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: the Company’s growth prospects; the anticipated success of Mr. Buckley at GSI; and other statements that are not historical facts.

These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following: the potential adverse impact of the Company’s recently completed Chapter 11 bankruptcy proceedings on the Company’s business, financial condition or results of operations; the potential adverse impact of the SEC’s formal investigation relating to its review of the Company’s accounting practices and the restatement of the Company’s historical consolidated financial statements; the highly unpredictable nature of the semiconductor and electronics materials processing industry; the Company’s ability to manage its significant indebtedness in light of current economic and business conditions; the Company’s ability to grow and increase profitability; the Company’s ability to quickly increase manufacturing capacity and promptly respond to fluctuating product demands; the Company’s need to invest in research and development; the Company’s ability to develop and deliver new competitive technology and enhancements and customer acceptance thereof; the effects of competition; the Company’s ability to identify and hire permanent senior management; the Company’s failure to identify and manage weaknesses in internal controls; the Company’s ability to timely file periodic reports with the SEC in the future; the incurrence of additional material obligations as part of the Chapter 11 restructuring; and the Company’s ability to convert bookings and backlog into shipments or revenue, as they are subject to termination or cancellation under certain circumstances. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, the Company’s Current Report on Form 8-K filed on June 4, 2010, and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

For more information contact:

GSI Group Investor Relations

Telephone: (781) 266-5137

Email: InvestorRelations@gsig.com